CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Funds Group (Invesco Funds Group) of our reports dated February 26, 2021 relating to the financial statements and financial highlights of Invesco European Small Company Fund, Invesco Global Core Equity Fund, Invesco International Small Company Fund, and Invesco Small Cap Equity Fund which appear in AIM Funds Group (Invesco Funds Group)’s Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Financial Highlights,” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

April 28, 2021